EXHIBIT 10.7

Employment Agreement among
Nexsan Corporation, Nexsan Technologies Incorporated and Jim Molenda

This EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of January 4, 2007 (the “Agreement Date”) between and among Nexsan Corporation (“Holdings”), Nexsan Technologies Incorporated (the “Company”) and Jim Molenda (“Executive”).  This Agreement is intended to supersede all earlier employment agreements including the original Employment Agreement of January 4th, 2001.

The Company, Holdings and Executive intend to be bound by this Agreement, which shall constitute the full and complete binding agreement between, and among Holdings, the Company and Executive.

WHEREAS, the Company and Holdings desire to continue to employ Executive to serve as Vice President, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Company, Holdings and Executive hereby agree as follows:

I.                                         TERM OF AGREEMENT

A.                                   The term of the Agreement begins as of the Agreement Date and continues until the fourth anniversary of the Commencement Date (the “Term”).  Nothing herein is meant to change the “at will” nature of Executive’s relationship with the Company and/or Holdings, which shall be “at will.”

II.                                     POSITIONS AND DUTIES

A.                                   During the Term, Executive will serve as Executive Vice President of Sales for the Company and Holdings or any of its subsidiaries as determined by the President and Chief Executive Officer of Holdings and the Company (“CEO”)

B.                                     Executive will report to the CEO, or to whomever the CEO designates

C.                                     Executive is to devote his full business time to the Company and Holdings in fulfilling his responsibilities for the functions and operations of the Company as assigned to him by the CEO.  The Executive shall not engage in any other business activity during the duration of this Agreement, unless written approval is first obtained from the CEO.

III.                                 BASE SALARY

A.                                   Annual base salary is $138,600.00 payable periodically according to the Company’s normal payroll policies.

IV.                                BONUS

A.                                   Executive will earn a sales related bonus based on a formula decided by the CEO, defined in separate Nexsan internal documentation such as a commissions pool spread-sheet or other similar document, which may change on a quarterly basis.  This bonus is currently paid monthly and consists of a percentage of the sales commission pool.

V.                                    EQUITY INCENTIVE GRANTS

Executive has already received equity compensation.  No further equity compensation is part of this Agreement.  However, it is understood that, as part of this Agreement, Molenda’s stock shall be handled as follows:

(a)                                  Molenda and Nexsan Corporation (the “Parent”) are parties to a Restricted Stock Purchase Agreement, dated January 4, 2001, as amended by Amendment No. 1 dated as of April 1, 2003 (collectively, the “Stock Purchase Agreement”), pursuant to which Molenda purchased 1,200,000 shares of Common Stock of the Parent (“Common Stock”) at a price of $0.66 per share, which price was paid by issuance of a promissory note (the “Note”) in the original principal amount of $792,000 and bearing interest at 5.61% per annum.  The principal amount and accrued and unpaid interest on the Note were due and payable on January 4, 2006 (the “Original Maturity Date”).  No portion of principal or interest has been paid to date.  The Note is secured by a pledge of the restricted stock purchased by Molenda and is non-recourse as to Molenda personally except to the extent of accrued and unpaid interest and 33-1/3% of the original principal amount of the Note.  As of the Original Maturity Date, accrued interest was approximately $222,000 and interest continues to accrue on the unpaid principal balance of the Note at the rate of 5.61% per annum.

(b)                                 Pursuant to the Stock Purchase Agreement, Molenda’s restricted stock was subject to a repurchase option by the Parent exercisable when the employment or engagement of the stockholder terminates.  Such repurchase option terminated (i.e., Molenda’s restricted stock vested) as follows: 20% of such shares vested on 12/31/02 and 10% of such shares vested on each of December 31, 2003, 2004 and 2005.  Therefore, as of December 31, 2005, 600,000 of Molenda’s restricted stock became fully vested.  The remaining 600,000 restricted shares would vest only on the achievement of certain specified sales targets and, as of the date hereof, 450,000 additional shares have vested but the remaining 150,000 of Molenda’s shares continue to be subject to the repurchase option.

(c)                                  As of April 1, 2003, the Parent and Molenda entered into the following transactions:

A.                                   The Parent granted to Molenda ten-year options (“Options”) at $.28 per share for 1,500,000 shares of Common Stock, which Options expressly state that they are subject to the Call Options described below.

B.                                     Molenda granted the Parent ten-year call options (“Calls”) for 1,500,000 shares of Common Stock at an exercise price per share of $.66 plus an amount equal to accrued interest on $.38 from January 4, 2001 through April 1, 2003, which exercise price continued to increase after April 1, 2003 at the rate of 5.61% x .38/.66 = 3.23%.  Accordingly, if the Call is exercised, Molenda will receive (among other amounts) an amount equal to interest on the Note in excess of interest on $.28.  The parties acknowledge and agree that (i) Molenda has no obligation to exercise the Options, (ii) the Parent has no obligation to exercise the Call Option, and (iii) Molenda’s rights and obligations under the Stock Purchase Agreement and the Note remain in full force and effect in accordance with their terms not-withstanding the Options and the Call Option.

(d)                                 In consideration of the undertakings of Molenda under this revised Employment Agreement, the Parent agrees to extend the maturity date of the Note until the earlier of (i) sale of the Parent and (ii) April 1, 2013 (the expiration date of the Options and Call Option).  Interest on the unpaid principal amount of the Note will continue to accrue at 5.61% per annum.  In addition to the foregoing, the Parent agrees to notify Molenda in the event the Board of Directors of the Parent determines in good faith that the value of the Common Stock equals or exceeds $.66 per share.  Within 15 days after receipt of any such notice, provided that Molenda has complied in all respects with the terms of this Agreement Molenda will have the right to require the Parent to repurchase the shares of Common Stock that were purchased by him pursuant to the Stock Purchase Agreement at a purchase price equal to the outstanding balance of the Note (including principal and interest), which purchase prince shall be payable by cancellation of the Note.  Notwithstanding such repurchase, Molenda will retain the Options, subject to the Calls, which shall remain in full force and effect in accordance with their terms.  Contemporaneously with such repurchase, the Parent agrees to grant additional options to Molenda for a number of shares of Common Stock equal to the number of shares so repurchased, at an exercise price of $.66 per share, which options shall remain exercisable until the expiration date of the Options and Call Option.

(e)                                  Molenda agrees to execute and deliver such other or further agreements, including but not limited to, amendments to the Stock Purchase Agreement and the Note, as may be requested by the Parent in order to implement the parties’ understandings with respect to the Common Stock purchased by Molenda pursuant to the Stock Purchase Agreement as hereinabove set forth.

VI.                                BENEFITS AND PERQUISITES

A.                                   Participation in benefit (retirement, welfare and other fringe benefit) plans and pro-grams, and perquisites on same terms and conditions as provided to other similarly-situated senior executives of Holdings and the Company.

B.                                     Prompt reimbursement of business expenses in accordance with Holdings and the Company’s reimbursement policies.

C.                                     Vacation: four weeks per year per normal Holdings and Company policy of accrual and limitations

VII.                            SEVERANCE BENEFITS

A.                                   If Executive has a termination of employment during the Term that is by Holdings and the Company without Cause, or by Executive for Good Reason, Executive shall be entitled to the following benefits (in addition to payment of any earned but unpaid base salary and bonus) as follows:

Executive shall be entitled to receive (a) 12 months of base salary continuation, to be paid over a 12 month period in according to the Company’s normal payroll policies regarding base salary; plus (b) a cash bonus on a monthly basis for 12 months that equals the average monthly bonus received during the prior twelve months, also to be paid over a 12 month period.

VIII.                        TERMINATION FOR CAUSE, BY EXECUTIVE FOR ANY REASON, DUE TO EXECUTIVE’S DISABILITY OR DEATH OR DUE TO THE EXPIRATION OF THE TERM

If Executive has a termination of employment during the Term that is: (i) by Holdings and/or Company for “Cause;” (ii) voluntarily by Executive; (iii) due to Executive’s disability, or; (iv) due to Executive’s Death, Executive shall be entitled to the following:

A.                                   Immediately after Executive’s termination of employment, Holdings and the Company (or any successor) shall remit to Executive any earned but unpaid annual base salary or bonus.

B.                                     The respective provisions of any employee benefit plan or perquisite program in which Executive participates shall control.

IX.                                RESTRICTIVE COVENANTS

A.                                   Non-Competition:  For a one-year period following Executive’s termination of employment with Holdings and the Company, Executive shall not encourage, solicit, or attempt to induce (or assist others to encourage, solicit or attempt to induce) any customer of the Company, including but not limited to Value Added Resellers, OEM customers and end-users of the Company’s products, to reduce, restrict, or terminate its business relationship with the Company or to shift its business from the Company to any other supplier of competing goods or services.

B.                                     Non-Solicitation:  For a one-year period following Executive’s termination of employment with Holdings and the Company, Executive shall be prohibited from soliciting individuals or entities that are employees, customers or vendors of Holdings or the Company at the time of Executive’s termination of employment to sever, diminish, replace or alter their relationship with Holdings or the Company, or in a manner that otherwise is adverse to Holdings’ or the Company’s interests.

C.                                     Confidentiality:  Executive shall be prohibited from disclosing or otherwise making public any proprietary, confidential or secret knowledge, data or other matters used in, associated with or related to Holdings, the Company or any of their affiliates, including but not limited to, the current or anticipated business and the research, development and marketing activities of Holdings, the Company and any of their affiliates, as well as such information of a party granting rights to Holdings, the Company or any of their affiliates.

D.                                    Original Material: Executive agrees that any Intellectual Property shall be the property of and belong exclusively to Holdings and the Company, and that Executive will not make (unless required as part of his duties to Holdings or the Company) or permit anyone else to read or make any copy, abstract or summary of any document belonging to Holdings, the Company or any of its affiliates.  Further, Executive shall cooperate with Holdings and the Company in disclosing and providing other reasonable information relating to Intellectual Property and, following Executive’s termination of employment, Executive shall not use, duplicate, reveal or take with Executive any Intellectual Property or other materials of Holdings, the Company or any of their affiliates.  In addition, Executive shall assign to Holdings and the Company all Intellectual Property and any rights thereto, and Executive shall take all reasonably necessary steps to allow Holdings and/or the Company to perfect the ownership of such Intellectual Property.  The Holdings and Company understand that Molenda, in his own time, occasionally participates in non-profit activities outside the storage industry.  Any intellectual property related to such activities is not intended to be the property of Holdings and the Company, as defined above.

E.                                      Enforcement:  Executive acknowledges that his receipt of any severance benefits pursuant to Section VII of this Agreement is conditioned upon his honoring the above-listed restrictive covenants.  Executive further acknowledges that the above-listed restrictive covenants shall also apply for the benefit of any successor of Holdings and/or the Company for which Executive is employed at the time of this termination of employment and, as such, may also be enforced as described below by any such successor.  If Executive should violate the restrictive covenants listed above, Executive shall immediately (1) forfeit any unpaid severance payments or benefits and any rights to receive Restricted Stock or

Bonus Shares and (2) shall repay any such amounts or value previously received.  If Holdings and/or the Company has to bring legal action to enforce these provisions and prevails, Executive shall reimburse Holdings and/or the Company (as applicable) for all legal fees and expenses incurred in connection with such action.

X.                                    MISCELLANEOUS

A.                                   Mitigation/Offset Required:  Executive shall be required to seek other employment and to take any other action to mitigate severance payments by Holdings and the Company (or any successor) under Section VII.  In addition, if Executive commences other employment or self-employment while receiving severance benefits under Section VII, his cash severance benefits shall be offset by any amounts earned through such other employment during the severance period and any duplicative welfare benefits shall also be subject to offset.

B.                                     Indemnification:  Holdings and the Company to indemnify Executive to the fullest extent permitted by their by-laws and applicable law.

C.                                     D&O Coverage:  Holdings and the Company to provide directors’ and officers’ insurance coverage during employment not less than the level maintained for the other executive officers of Holdings and the Company and of the type and amount appropriate for a company similar to Holdings and the Company.

D.                                    Other Agreements:  By execution of this Agreement, Executive hereby warrants that this Agreement supersedes the original employment agreement of Jan 4, 2001.  Such execution does not violate any other valid or binding contracts to which Executive is a party or any other obligations of Executive.

XI.                                KEY DEFINITIONS

“Cause” means (1) an unauthorized use or disclosure of Holdings and the Company’s confidential information or trade secrets, which use or disclosure causes material harm to Holdings and the Company, (2) a material breach of any agreement between Executive and Holdings and the Company, (3) a material failure to comply with Holdings and the Company’s written policies or rules of which Executive had notice, (4) commission of a felony under the laws of the United States or any state thereof or a misdemeanor involving moral turpitude, (5) a failure to perform assigned duties after receiving written notification of such failure from the Boards, provided that such assigned duties were commensurate with his position and were reasonable in nature, (6) irresponsible, unauthorized acts or any willful misconduct, gross negligence or willful failure to act which has, or can reasonably be expected to have, a material adverse effect on the business, financial condition or performance, reputation or prospects of Holdings and the Company, or (7) any other errors, acts or omissions which constitute cause under applicable state law.

“Good Reason” means the occurrence of any one of the following events:

•                  a failure to maintain Executive as the Executive Vice President of Holdings and the Company or any successor or subsidiary of Holdings and the Company;

•                  a required move of more than 25 miles in addition to Executive’s current commute to the current office location in Woodland Hills, California; or

•                  a failure to provide base salary and bonus in accordance with Sections III and IV respectively, or a failure to provide benefits and perquisites in accordance with Section VI;

provided, that Executive shall give Holdings and the Company or their successor written notice of such event claimed to constitute Good Reason and such event shall not constitute Good Reason if cured by Holdings and/or the Company (as applicable) or their successor within thirty (30) days of Holdings’ and the Company’s or their successor’s receipt of such notice.

“Intellectual Property” means any information, inventions, innovations, discoveries, improvements, ideas, developments, methods, designs, reports, charts, drawings, analyses, reports, concepts, original works of authorship or similar information relating to the business of Holdings, the Company or any of their affiliates, including methods, technology, customer lists, reports.  Records brochures, instructions, manuals, computer apparatus, programs and manufacturing techniques, whether or not protectable by patent or copyright, that have been originated, developed, made, conceived, authored or reduced to practice by Executive alone or jointly with others during Executive’s employment with Holdings and the Company or their respective successors or assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Agreement Date.

EXECUTIVE:	NEXSAN TECHNOLOGIES, INC.

/s/ Jim Molenda	/s/ Philip Black
Jim Molenda	By:	Philip Black
	Title:	CEO
1/4/2007	Date:	1/4/2007
Date

NEXSAN CORPORATION

/s/ Philip Black
	By:	Philip Black
	Title:	CEO
	Date:	1/4/2007